Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) made this 8th day of June 2017, by and between Beasley Mezzanine Holdings, LLC (“Employer”) and Marie Tedesco (“Employee”) (Employer and Employee each “Party”).

In consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts such employment by Employer upon the terms and conditions set forth herein as Chief Financial Officer of Employer.

2. TERM OF EMPLOYMENT. (a) Initial Term. The initial term of employment shall begin on January 1, 2017 (“Commencement Date”) and expire on December 31, 2019 (“ Initial Term”), however, Employer may terminate this Agreement at any time “without cause” or “for cause” (as defined in Section 7 hereof). (b) Extension. The term hereunder shall be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) upon the mutual agreement of the parties in writing.

3. SERVICES. Employee’s principal duties shall be those of performing services as Chief Financial Officer for Employer at times and days determined by Employer in accordance with the terms and conditions set forth herein. Subject to reasonable modification from time to time by the Board of Directors or by the Chief Executive Officer, Employee shall report to the Chief Executive Officer and shall serve as Chief Financial Officer of the Employer with such customary responsibilities, duties and authority as are usually incident to the position of Chief Financial Officer. Employee shall be responsible for the financial plans, policies and management of the Employer along with its accounting practices and relationships with lending institutions, shareholders and the financial community. Employee shall direct the accounting, cash management, tax, budget, credit and treasury functions and activities associated with the security and investment of assets and funds that ensures that financial transactions, policies and plans meet short- and long-term objectives and regulatory requirements. Employee will, on a full-time basis, apply all of her skill and experience to the performance of her duties in such employment and will not, without the prior consent of the Board of Directors, devote substantial amounts of time to outside business activities. Notwithstanding the foregoing, Employee may devote a reasonable amount of her time to civic, community, charitable or passive investment activities. Employee agrees and acknowledges that Employer retains sole discretion to change the scope and extent of Employee’s duties at any time, subject only to the terms of this Agreement, including but not limited to reassigning any of the duties herein to another employee; relieving Employee of any of the duties herein; and/or eliminating, removing, reassigning or relieving Employee of any of the titles granted to Employee herein.

4. EFFORTS OF EMPLOYEE. Employee shall not enter into any agreement or contract on behalf of Employer or commit to any obligation without the prior approval of Employer. Employee shall faithfully and diligently discharge his/her duties and responsibilities and shall exert his/her best efforts and abilities to maintain and preserve good relationships with suppliers, advertisers, customers, lessors, governmental agencies, and others having business dealings with Employer. Employee shall not, during the Term, be or become involved or interested, directly or indirectly, in any manner, as a partner, officer. director, stockholder, advisor, inventor, creditor, employee or in any other capacity in any Business as defined in Attachment A; provided, however, that Employee may, as a passive investor, invest personal funds in the capital stock or other securities of a corporation or other entity, provided Employee owns less than one percent (1%) of the equity securities of such entity or an investment in such entity represents less than five percent (5%) of the total assets of Employee.

5. COMPENSATION. In consideration of entering into this Agreement, during the Term:

(a) Employer shall pay to Employee and Employee agrees to accept from Employer for Employee’s full and faithful performance by Employee of services provided hereunder, an annual salary (“Base Salary”) set forth in Attachment B. Such Base Salary shall be paid on a semi-monthly basis; provided, however, that Employer may withhold or deduct from sums due Employee any taxes, contributions, payments and assessments which Employer is now or may hereafter be required by law to withhold or deduct.

(b) In addition to Employee’s Base Salary, Employee will be eligible to receive additional compensation as set forth in Attachment B.

(c) Any compensation earned pursuant to this Section 5 shall be paid according to Employer’s customary payment practices, as may be implemented or changed by Employer from time to time.

6. BENEFITS. During the Term, Employee shall be entitled to participate in any Employer benefit plans now existing or hereafter adopted for which Employee may be eligible pursuant to established Employer policy, subject to the provisions of such plans as the same may be in effect from time to time. Employee agrees that nothing contained in this Agreement shall prevent Employer from terminating or modifying any such benefit plan in whole or in part at any time. During the Term, Employer will reimburse Employee for the cost of adult/child medical and dental insurance provided by Employer. Employee will be entitled to five (5) weeks’ vacation each year, or prorated for any partial year, during the Term. Vacation must be approved in advance and may not be carried over from one year to another.

7. DEATH. In the event of the death of Employee during the term of this Agreement, this Agreement shall terminate and Employee’s executor, administrator or legal representative shall be entitled only to any accrued compensation due and owing up to the date of Employee’s death.

8. TERMINATION.

(a) If, due to a physical or mental disability, including without limitation, impairment of Employee’s voice, Employee becomes unable to perform all the essential functions of the applicable job description set forth in Section 3 above and/or the services to be provided pursuant to this Agreement, whichever is applicable, even with a reasonable accommodation of such disability, Employer may suspend or terminate this Agreement at its sole discretion, without any further obligation to Employee under this Agreement. In the event of a suspension or termination of this Agreement pursuant to this Section, benefit plan coverage applicable to Employee will be available to Employee to the extent provided by the terms and conditions of such plan or as required by applicable law. Whether or not Employer suspends or terminates this Agreement, Employer will have no obligation to, but may at its option and in its sole discretion, pay Employee the pro rata share of Employee’s Base Salary applicable to any portion or all of such period during which, due to any personal illness or injury, whether or not it constitutes a disability, Employee fails to provide services or materials (if any) required to be furnished by Employee pursuant to this Agreement. Should a question arise as to Employee’s ability to perform all the essential functions of his/her position listed in this Agreement, Employee agrees to cooperate fully in assisting Employer in making a determination of whether Employee is able to perform those essential functions with or without a reasonable accommodation, including, without limitation, having his/her treating medical provider respond to medical inquiries, and if necessary submission to a medical examination by licensed health care provider designated by Employer. Employee will also be asked to help in determining if a reasonable accommodation can be made. Employer will give Employee notice of the action it intends to take after determining that Employee cannot perform all essential functions of the applicable job description and/or the services to be provided pursuant to this Agreement.

(b) Employer shall have the right to immediately terminate Employee’s employment and all rights and obligations hereunder at any time “for cause” upon giving written notice thereof to Employee. Termination “for cause” shall include, but not be limited to:

•	conduct which reflects adversely upon and detracts from Employee’s value as Chief Financial Officer or Employer’s public image or reputation;

•	failure to perform according to or follow the policies and directives of Employer;

•	failure to perform the duties set forth in Section 3 of this Agreement;

•	Employee’s fraud, theft or embezzlement,

•	Employee’s arrest or conviction of any felony or other crime involving moral turpitude;

•	gross or willful misconduct or negligence;

•	breach by Employee of a material term of this Agreement;

•	insubordination;

•	possession or consumption of intoxicating liquor or illegal drugs on Employer’s property, or reporting to work under the influence of alcohol or intoxicating drugs;

•	illegal use or possession of a controlled substance;

•	any violations of federal, state or local rules and regulations;

•	payola and or plugola;

•	unethical conduct;

•	failure to work in a harmonious manner with management or other employees;

•	failure to comply with any rules or regulations of Employer or any conduct inconsistent with the policies, procedures, or best interest of Employer;

•	excessive absenteeism or tardiness;

•	Employee’s failure or refusal to perform the services required of Employee under this Agreement for a period of two (2) or more days for reasons other than vacation, illness, accident, injury, incapacity or authorized leave of absence.

(c) If Employee is terminated for cause, disability or death, Employee shall be entitled to compensation that has accrued up to the date of termination, disability or death but Employee shall not be entitled to severance or other payment whatsoever. If at any time Employee fails to perform fully any one or more of the obligations hereunder, or in the event of breach by Employee of any representation, warranty, term, obligation or condition of this Agreement, Employer shall have the right at its sole option, in addition to the rights set forth in this Agreement an any other right at law or in equity, to (i) discipline Employee, by suspension from work and/or suspension or reduction in pay or otherwise and/or (ii) extend the Term for a period equal to that of the non-performance

(d) (i) Employer may terminate this Agreement and Employee’s employment at any time during the Term without cause. If Employee is terminated “without cause” (“Separation of Service”), Employee shall be entitled to severance equal to the lesser of the Base Salary for six (6) months or the balance of the Term of the Agreement (“Severance Period”). Employee shall not be entitled to payment of any severance if Employee becomes employed by Employer or an affiliate of Employer in any capacity within six (6) months of Employee’s date of Separation from Service.

(ii) At Employer’s option, such severance payment, net of applicable deductions, may be made in a lump sum (to the extent such payment does not result in the imposition of an excise tax under Section 409A of the Code) or over the Severance Period in accordance with Employer’s standard payroll practices as they may exist from time to time. In order to be eligible to receive the severance: (a) Employee must execute and deliver within 21 days following delivery to Employee, and not subsequently revoke, a full release (the “Release”) of any and all claims Employee may have against Employer, its affiliates, and their respective officers, directors, employees, shareholders, agents and assigns (collectively “Releasees”), arising through the date the release is executed and a covenant not to sue the Releasees and (b) the Employee must be and remain in full compliance with the obligations under Section 10, 11, 12 13, 14 and 15 of this Agreement. Employer shall deliver the Release to Employee within 2 days of Employee’s Separation from Service. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payments due under this Section 8(d) be paid (i) before Employer’s first regular payroll payment date occurring on or after the 30th day following the date of Employee’s Separation from Service, or (ii) after the date that is 24 months after the date of Employee’s Separation from Service.

(iii) Employee shall be required to mitigate the amount of any severance payments made pursuant to this Paragraph 8(d), and the amount of such payments shall be reduced by any compensation earned by Employee from any source for work performed by Employee for the same periods for which those payments are made to Employee, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, commission payments, and car allowance. Employee agrees to advise Employer immediately and in writing of any employment for which Employee is receiving such payments and to provide documentation thereof as requested by Employer with respect to such employment. During any period in which Employer remains liable to make severance payments to Employee hereunder, Employee shall use good faith efforts to obtain employment commencing as soon as possible after the expiration of any obligation hereunder not to compete.

(e) Any termination of this Agreement, whether by expiration or otherwise as provided hereunder, shall also constitute termination of employment with Employer, unless a successor agreement is executed or employment otherwise continues as provided below. If, by the expiration date of this Agreement, no successor agreement is executed by Employee and Employer and, at Employer‘s request, Employee continues to provide Employee’s personal services to Employer, any such continued employment of Employee by Employer shall be day-to-day, terminable at the will of either party for any reason. Unless otherwise expressly agreed to in writing by Employer, compensation and other terms and conditions of such day-to-day employment shall be governed solely by the terms of this Agreement, provided however, that Employee shall not be entitled to any severance payment (pursuant to this Agreement or otherwise) upon termination of such day-to-day employment hereunder. If Employer does not request Employee to continue providing Employee’s personal services after expiration of this Agreement, and Employee has not advised Employer of Employee’s intention to terminate Employee’s employment with Employer upon expiration of this Agreement, Employee’s employment shall be deemed terminated by Employer. If Employer does request Employee to continue providing Employee’s personal services after expiration of this Agreement, but Employee declines to provide Employee’s personal services, then Employee’s employment shall be deemed terminated by Employee.

9. EXCLUSIVE NEGOTIATION.

(a) Notification of Offer From a Third Party: Employee agrees to immediately notify Employer in writing of all offers of employment received by Employee from any third party to perform any duties described in Section 3 herein or to perform any services for a Business as defined in Attachment A during the Term of this Agreement.

(b) First Negotiation: If Employer desires to continue to utilize Employee’s services after the expiration of this Agreement, Employer shall so notify Employee, in writing, no sooner than ninety (90) days prior to the expiration of the Term. Upon such written notification, for a least the following sixty (60) days, Employee shall negotiate in good faith exclusively with Employer concerning continuation of Employee’s services to Employer in the period following expiration of this Agreement. Nothing contained herein shall relieve Employee of Employee’s non-compete and/or right-of-first-refusal obligations under this Section 9 and Section 12.

(c) Right of First Refusal: At any time during the Term and for six (6) months after the date this Agreement expires or employment is otherwise terminated, and subject to Section 12 hereof, Employee shall not enter into employment of, perform services for, enter into any oral or written agreement for services, or grant or receive future rights of any kind to provide services to or from any person or entity engaged the Business within the Restricted Territory as defined in Attachment A unless Employee has first promptly disclosed the terms thereof to Employer and offered in writing to enter into an employment agreement with Employer on terms and conditions which are at least as favorable to Employer as those of any bona fide offer which Employee has received or option or rights which Employee intends to grant or accept. Employer shall have twenty (20) days from receipt of notice from Employee of any such offer within which to notify Employee of Employer’s election to accept said offer; however, in no event shall such twenty (20) day period commence prior to the expiration of this Agreement. Notice to Employer of any such offer must be in writing, set forth all details of such offer and contain the signature of both the offeror and offeree, acknowledging the validity of the offeror’s offer and the offeree’s willingness to accept such offer. Employer shall be deemed to have accepted Employee’s offer by acceptance of all terms thereof reducible to a determinable amount of money. If Employer does not accept any offer of which Employee duly notifies Employer, and Employee does not enter into the employ of or provide services for the third party on the terms and conditions set forth in said offer, the terms of this Section shall apply to any subsequent offer to or by Employee.

10. ACKNOWLEDGMENTS. Employee acknowledges that:

(a)	The Employer is engaged in the Business as defined in Attachment A;

(b)	Employee’s position is a position of trust and responsibility with the Employer and will provide Employee with access to Confidential Information and Trade Secrets as defined in Attachment A, and valuable information concerning employees and customers of the Employer;

(c)	the Trade Secrets and Confidential Information, and the relationship between the Employer and each of its employees and customers, are valuable assets of the Employer;

(d)	The Employer’s competitors would obtain an unfair advantage if Employee: (i) discloses Confidential Information or Trade Secrets to the Employer’s competitors; (ii) uses Confidential Information or Trade Secrets on behalf of any entity that competes with the Employer; or (iii) exploits the relationships Employee develops on behalf of the Employer during Employee’s employment to solicit Customers or Employees in violation of this Agreement;

(e)	the restrictions contained in Sections 11-14 of this Agreement are reasonable and necessary to protect the legitimate business interests of the Employer, and will not impair or infringe upon Employee’s right to work or earn a living in the event Employee’s employment with the Employer ends.

11. TRADE SECRETS AND CONFIDENTIAL INFORMATION.

(a)	Employee agrees that Employee will not:

(i)	either during or after Employee’s employment with the Employer, use or disclose the Trade Secrets or the Confidential Information for any purpose other than the performance of duties in the Business on behalf of the Employer, except as authorized in writing by the Employer;

(ii)	during Employee’s employment with the Employer, use or disclose: (a) any confidential information or trade secrets of any third party; or (b) any works of authorship developed in whole or in part by Employee for any other party, unless authorized in writing by the third party; or

(iii)

upon the conclusion of Employee’s employment with the Employer, for any reason, retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Employee’s possession or control. This includes customer information on any social media account that Employee utilizes on behalf of the

Employer. Employee agrees to: (1) maintain the privacy settings on any social media account such that competitors cannot access customer information on said accounts; and (2) delete (within three days of the close of Employee’s employment with the Employer) all customer information that Employee adds to any social media accounts during the course of Employee’s employment with the Employer.

(b)	The obligations under this Section 11 shall remain in effect as long as the information constitutes a Trade Secret or Confidential Information under the definitions set forth in this Agreement and/or applicable law.

(c)	The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Employer is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

12. NON-COMPETITION. During the Restricted Period, Employee will not, except as authorized by the Employer, perform Competitive Tasks in the Restricted Territory. This provision shall be limited to performing such tasks on behalf of any entity engaged in the Business or otherwise in competition with the Employer.

13. NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Employee will not directly or indirectly solicit any Customer of the Employer as defined in Attachment A for the purpose of selling or providing any products or services competitive with those offered by the Employer. Nothing in this Section shall be construed to prohibit Employee from soliciting: (a) a Customer that has terminated its business relationship with the Employer (for reasons other than being solicited or encouraged by Employee to do so), or (b) a product line or service line competitive with one that the Employer no longer offers.

14. NON-RECRUITMENT OF EMPLOYEES. During the Restricted Period, Employee will not, directly or indirectly, solicit, recruit or induce any employee to terminate his or her employment relationship with the Employer in order to work for any other person or entity engaged in the Business.

15. NON-DISPARAGEMENT. During the Restricted Period, Employee shall not, in any communications with the press or other media, to the public or to any customer, client or supplier of Employer or its affiliates, criticize, ridicule or make any statement which disparages or is derogatory of Employer, Stations, their affiliates or any of their respective directors, officers or employees.

16. WORK PRODUCT. Employee’s employment duties may include inventing in areas directly or indirectly related to the Business of the Employer or to a line of business that the Employer may reasonably be interested in pursuing. All Work Product as defined in Attachment A shall constitute work made for hire. If: (a) any of the Work Product may not be considered work made for hire; or (b) ownership of all right, title, and interest in and to the Work Product will not vest exclusively in the Employer, then, without further consideration, Employee assigns all presently-existing Work Product to the Employer, and agrees to assign, and automatically assign, all future Work Product to the Employer.

The Employer will have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Employer’s request, Employee agrees to perform, during or after Employee’s employment with the Employer, any acts to transfer, perfect and defend the Employer’s ownership of the Work Product, including, but not limited to: (a) executing all documents (including a formal assignment to the Employer) for filing an application or registration for protection of the Work Product (an “Application”); (b) explaining the nature of the Work Product to persons designated by the Employer; (c) reviewing Applications and other related papers; or (d) providing any other assistance reasonably required for the orderly prosecution of Applications.

Employee agrees to provide the Employer with a written description of any Work Product in which Employee is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

17. RETURN OF EMPLOYER PROPERTY/MATERIALS. Upon the termination of Employee’s employment for any reason or upon the Employer’s request at any time, Employee shall immediately provide to the Employer all of the Employer’s property, including, but not limited to, any mobile/smart phone, personal digital assistant (PDA), keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer or vendor lists existing in any format), rolodexes, tapes, laptop computer, software, computer files, external data device, marketing and sales materials, information relating to work done for the Employer or that Employee obtained as a result of working for the Employer (including such information residing on Employee’s personal computer, e-mail account, social media account, Cloud account, external data device, or mobile/smart phone) and any other property, record, document, or piece of equipment belonging to the Employer. Employee will not retain any copies of the Employer’s property, including any copies existing in electronic form, that are in Employee’s possession, custody, or control. The obligations contained in this Section shall also apply to any property that belongs to a third party, including, but not limited to: (a) any entity that is affiliated or related to the Employer; or (b) the Employer’s customers, licensors, or suppliers. If Employee has any questions regarding Employee’s obligations to return and not to retain Employer property, then Employee is obligated to contact Employee’s direct supervisor (as of the end of Employee’s employment) to obtain guidance.

18. POST-EMPLOYMENT DISCLOSURE. During the Restricted Period, Employee shall provide a copy of Sections 11-18 and Attachment A of this Agreement to persons and/or entities for whom Employee works or consults as an owner, partner, joint venturer, employee or independent contractor. If, during the Restricted Period, Employee agrees to work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, then Employee shall provide the Employer on or before Employee’s first day of work or consultation with such person’s or entity’s name, the nature of such person’s or entity’s business, Employee’s job title, and a general description of the services Employee will provide.

19. COOPERATION. Employee agrees to cooperate, to the extent and in the manner requested by the Employer and at the Employer’s expense, in the prosecution or defense of any claims, litigation (other than litigation between Employee and the Employer regardless of who initiated said litigation) or other proceeding involving any Employer property.

20. GENERAL PROVISIONS.

(a) SEVERABILITY: The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, then the unenforceable element of the provision (or, failing that, the entire provision) shall be severed from this Agreement. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

(b) ATTORNEYS’ FEES. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

(c) ASSIGNABILITY. This Agreement shall not be assignable by Employee. This Agreement shall be assignable by Employer to any person or entity who succeeds to ownership of the Employer or to any licensees of the Employer.

(d) WAIVER. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party. All remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy for the same event or any other event; nor shall the specification of remedies herein exclude any rights or remedies at law or in equity. The delay or failure of either party to assert or exercise any right, remedy or privilege hereunder, with actual or constructive notice or knowledge of the breach of any representation, warranty or provisions herein, shall not constitute a waiver of any such right, remedy, privilege or breach. No waiver shall be effective unless such waiver is in writing, and then it shall be applicable only in the specific instance for which such waiver was given. A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed as a waiver of such term or condition for the future, or of any subsequent breach thereof.

(e) NOTICE. Any notice, election or other communication required or permitted to be given to a party pursuant to this Agreement shall be in writing and shall be determined to have been duly given when delivered personally, by overnight courier service or by United States Certified or Registered Mail, return receipt requested, postage prepaid as follows:

As to EMPLOYEE:	Marie Tedesco 9253 Estero River Circle Estero, FL 33928

As to EMPLOYER:	Caroline Beasley Chief Executive Officer Beasley Mezzanine Holdings, LLC 3033 Riviera Drive, Suite 200 Naples, FL 34103

Either party may change his or its address for the purposes of this Section by written notice given in the manner herein provided.

(f) ENTIRE AGREEMENT. This Agreement, including Attachments A and B, which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.

(g) AMENDMENTS. Employee understands that, at any time during Employee’s employment, the Employer may request that Employee sign an amendment to this Agreement that would modify the Agreement based on changes to Employee’s duties, changes in the area for which Employee has responsibility, changes in the Employer’s Business, or changes in the law regarding restrictive covenants. This Agreement may not otherwise be amended or modified except in writing signed by both Parties.

(h) APPLICABLE LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its choice of law rules. Employee agrees that any claim arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts of competent jurisdiction for Collier County, Florida. Employee consents to the personal jurisdiction of such courts and thereby waives: (a) any objection to jurisdiction or venue; or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts. Employee further acknowledges that Employee is executing this Agreement in the State of Florida.

(i) REMEDIES. The Employee recognizes that the services to be rendered by Employee hereunder are of a special, unique, and unusual character involving special talent and providing peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by Employee, in addition to other remedies it may have, the Employer shall be entitled to seek equitable relief by way of injunction or any other legal or equitable remedies. Resort by Employer to injunctive or other relief, however, shall not be considered a waiver of any other rights Employer may have against Employee for damages, lost revenue, lost profit, lost earnings or otherwise. Employee agrees that Employer shall not be required to file any bond in connection with any such request for injunctive or other equitable relief. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy for the same event or any other event; nor shall the specification of remedies herein exclude any right or remedies at law or in equity.

(j) CONSTRUCTION. Each party has had an opportunity to negotiate fully the terms of this Agreement and to consult with counsel with respect thereto. Accordingly, any rule of construction seeking to resolve any ambiguities against the drafting party shall not be applicable in the interpretation of this Agreement.

(k) EXTENSION OF TIME. If Employee violates any covenant contained in this Agreement, the duration of any covenant so violated automatically shall be extended for a period equal to the period during which Employee shall have been in violation of such covenant.

(l) FORCE MAJEURE. If the regular operations of Employer are suspended because of an act of God; act of war or terrorist action; inevitable accident; fire; lockout, strike or other labor dispute; riot or civil commotion; act of public enemy; enactment, rule, order or act of government or governmental instrumentality (whether federal, state, local or foreign); failure of technical facilities; failure or delay of transportation facilities or other cause of similar or different nature beyond the control of Employer, Employer may suspend the performance of services by Employee and the payment of compensation hereunder during the continuation of such suspension of operations. If any such suspension of operations shall continue for a period of six (6) consecutive weeks, Employer may, by written notice, terminate this Agreement with no further liability hereunder. No such suspension of Employer’s operations or Employee’s services shall operate to extend the Term.

(m) CONFIDENTIALITY. The terms and conditions of this Agreement shall not be disclosed by Employee to any other person or entity without the prior written consent of Employer; provided, however, the Employee may provide copies of and discuss the terms of this Agreement with Employee’s legal advisor.

(n) COMPUTER AUTHORIZATION. Employee agrees that Employee is not authorized to use Employer’s computer system or any of Employer’s IT hardware or software for any purpose other than the performance of Employee’s job duties or incidental, limited personal use that does not affect Employer or its Business in any way. This includes: (a) transferring information relating to Employer’s Business from Employer’s system, hardware, or software to an external device or account other than as necessary in the performance of Employee’s job duties; (b) deleting information relating to Employer’s Business from Employer’s system, hardware, or software other than as necessary in the performance of Employee’s job duties; or (c) altering information relating to Employer’s Business found on Employer’s system, hardware, or software in an unauthorized manner.

(o) INDEPENDENT ENFORCEMENT. Each of the covenants set forth in Sections 11-14 of this Agreement shall be construed as covenants independent of: (a) any agreements other than this Agreement; or (b) any other covenants in this Agreement, and the existence of any claim or cause of action by Employee against the Employer, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Employee or the Employer may have against the other, shall not constitute a defense to the enforcement by the Employer of the covenants set forth in Sections 11-14 of this Agreement. The Employer shall not be barred from enforcing the restrictive covenants set forth in Sections 11-14 of this Agreement by reason of any breach of: (a) any other part of this Agreement; or (b) any other agreement with Employee.

(p) COUNTERPARTS. This Agreement may be executed in any number of counterparts and signed copies may be exchanged by facsimile or e-mail, in which case each copy shall be deemed to be an original and all of which when taken together shall constitute one Agreement.

(q) SURVIVAL. Sections 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 and Attachment A of this Agreement shall survive termination of this Agreement.

21. SECTION 409A.

(a) IRS CODE SECTION 409A: To the extent applicable, it is intended that the compensation and benefits arrangements under this Agreement be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this Paragraph or otherwise) shall Employer or any of its affiliates be liable for any tax, interest or penalties that may be imposed on Employee by Code Section 409A. Neither Employer nor any of its affiliates shall have any obligation to indemnify or otherwise hold Employee harmless from any or all such taxes, interest or penalties or liability for any damages related thereto. Employee acknowledges that he or she has been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.

(b) IN-KIND BENEFITS AND REIMBURSEMENTS. The parties agree that, consistent with the provisions of Code Section 409A, the following in-kind benefit and reimbursement rules shall also apply: (i) the amount of in-kind benefits or reimbursements paid under this Agreement during a calendar year will not affect the in-kind benefits or reimbursements in any other calendar year, (ii) Employee’s right to in-kind benefits or reimbursements hereunder is not subject to liquidation or exchange for another benefit and (iii) reimbursement requests must be timely submitted by the Employee and, if timely submitted, reimbursement payments shall be promptly made to the Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.

(c) 409A SEPARATION FROM SERVICE. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Employer within the meaning of Code Section 409A (a “409A Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Employee’s 409A Separation from Service. Any installment payments that would have been made to Employee during the thirty (30) day period immediately following Employee’s 409A Separation from Service but for the preceding sentence shall be paid to Employee on the thirtieth (30th) day following Employee’s 409A Separation from Service and the remaining payments shall be made as provided in this Agreement.

(d) SPECIFIED EMPLOYEE. Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s 409A Separation from Service with the Employer, the Employee is a “specified employee” as defined in Code Section 409A, as determined by the Employer in accordance with Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such 409A Separation from Service is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to the Employee) until the date that is at least six (6) months following the Employee’s 409A Separation from Service with the Employer (or the earliest date permitted under Code Section 409A), whereupon the Employer will pay the Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Employee under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement. For purposes of Code Section 409A, the Employee’s right to receive any installment payments under this Agreement, including each payment made after a 409A Separation from Service, will be considered as a right to receive a series of separate payments.

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22. AFFIRMATION. Employee acknowledges that Employee has carefully read this Agreement, Employee knows and understands its terms and conditions, and Employee has had the opportunity to ask the Employer any questions Employee may have had prior to signing this Agreement. Employee also acknowledges that Employee has had the opportunity to consult an attorney of Employee’s choice (at Employee’s expense) to review this Agreement before signing it.

This Agreement will not be considered to be binding, nor will any modifications become effective until signed by Marie Tedesco and Caroline Beasley.

Beasley Mezzanine Holdings, LLC

/s/ Marie Tedesco	By:	/s/ Caroline Beasley
Marie Tedesco		Caroline Beasley, Chief Executive Officer

ATTACHMENT A

DEFINITIONS

A.	“Business” means (i) the buying and selling of advertising on media platforms, (ii) radio broadcasting, (iii) internet streaming, (iv) website management and content creation and (v) content creation for distribution platforms, including but not limited to social networking sites and mobile phones.

B.	“Competitive Tasks” means: (i) the same or similar tasks that Employee performed on behalf of the Employer during Employee’s last twelve (12) months of employment or (ii) any job duty that would require the use or disclosure of Confidential Information.

C.	“Confidential Information” means:

(1)	information of the Employer, to the extent not considered a Trade Secret under applicable law, that: (i) relates to the business of the Employer; (ii) possesses an element of value to the Employer; (iii) is not generally known to the Employer’s competitors; and (iv) would damage the Employer if disclosed; or

(2)	information of any third party provided to the Employer that the Employer is obligated to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to the Employer by its licensors, suppliers, or Customers.

Subject to the foregoing general definition, Confidential Information includes, but is not limited to: (i) information regarding the Employer’s techniques used in the Business; (ii) business plans; (iii) pricing information, such as price lists; (iv) advertising or marketing plans; (v) information regarding independent contractors, employees, licensors, suppliers, customers, or any Third Party, including, but not limited to, customer lists compiled by the Employer, and customer information compiled by the Employer; and (vi) information concerning the Employer’s financial structure or condition, the Employer’s prospects or plans, its marketing and sales programs, the Employer’s research and development information, the Employer’s contemplated or actual mergers and acquisitions, stock splits and divestitures, and its methods and procedures of operation.

Confidential Information shall not include any information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure; (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party; or (iii) otherwise enters the public domain through lawful means.

D.	“Customer” means any person or entity to whom the Employer has sold its products or services or directly solicited to sell its products or services in the last twelve (12) months of Employee’s employment with the Employer and:

(1)	With whom Employee dealt on behalf of the Employer in the last twelve (12) months of Employee’s employment with the Employer;

(2)	Whose dealings with the Employer were coordinated or supervised by Employee in the last twelve (12) months of Employee’s employment with the Employer;

(3)	About whom Employee obtained Trade Secrets or Confidential Information in the ordinary course of business in the last twelve (12) months of Employee’s employment with the Employer and as a result of Employee’s work performed on behalf of the Employer; or

(4)	Who purchased products or services from the Employer, the sale or provision of which directly results or resulted in compensation, commissions, or earnings for Employee in the last twelve (12) months of Employee’s employment with the Employer.

E.	“Employee” means any person who: (i) was employed by the Employer at the time Employee’s employment with the Employer ended; and (ii) remains employed by the Employer during the Restricted Period.

F.	“Restricted Period” means the time period during Employee’s employment with the Employer, and for eighteen (18) months after Employee’s employment with the Employer ends, except for the Non-Competition restriction in Section 12, which shall cover the time period during Employee’s employment with the Employer, and for six (6) months after Employee’s employment with the Employer ends.

G.	“Restricted Territory” means the market, as defined by Nielsen, where any of the Employer’s Stations is located at which Employee provided services or about whose operations Employee’s learned Confidential Information in the last twelve (12) months of Employee’s employment with the Employer.

H.	“Stations” means radio stations owned or operated by Employer or its affiliates during Restricted Period.

I.	“Trade Secrets” means the Employer’s trade secrets as defined by applicable statutory or common law.

J.	“Work Product” means any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that was conceived, created or developed in whole or in part by Employee while employed by the Employer and that either: (1) was created within the scope of Employee’s employment; (2) was based on, resulted from, or was suggested by any work performed within the scope of Employee’s employment and is directly or indirectly related to the business of the Employer or a line of business that the Employer may reasonably be interested in pursuing; (3) has been paid for by the Employer; or (4) was created or improved in whole or in part by using the Employer’s time, resources, data, facilities, or equipment. This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Employer was used and which invention was developed entirely on Employee’s own time, so long as the invention does not (i) relate directly to the business of the Employer, (ii) relate to the Employer’s actual or demonstrably anticipated research or development, or (iii) result from any work performed by Employee for Employer.

ATTACHMENT B

BASE SALARY: $300,000.00.

Bonus. Employee shall be eligible to receive an annual bonus of $120,000 for each calendar year during the Term to be determined by the Compensation Committee of the Board to be based on criteria as set forth in the Performance Incentive Plan dated January 1, 2012, or any successor Performance Incentive Plan approved by the Compensation Committee, such Annual Bonus to be established by the Compensation Committee in its sole discretion. The annual bonus shall be paid in no event later than March 15th of the calendar year following the calendar year in which such bonus is earned.

Restricted Stock Grants. As soon as reasonably practicable following the date hereof, subject to the approval of the Compensation Committee, Employee shall be granted 45,000 shares of Restricted Stock pursuant to the Beasley Broadcast Group Inc. 2007 Equity Incentive Award Plan (“Restricted Stock Units”). Provided that the Employee remains continuously employed by Employer from the date of grant through the applicable vesting date, one third of the Restricted Stock Units shall vest on the first anniversary of the Commencement Date, one third of the Restricted Stock Units shall vest on the second anniversary of the Commencement Date and one third of the Restricted Stock Units shall vest on the third anniversary of the Commencement Date. The Restricted Stock Units shall be governed by the terms of a restricted stock agreement that is approved by the Compensation Committee